                           EQUINOX CAPITAL MANAGEMENT
                                 CODE OF ETHICS

All employees, Directors and Officers will be required to follow the regulations stated below as they pertain to employee and employee-related trading. This type of trading should include ACTIVITY FOR YOURSELF, AS WELL AS FOR YOUR SPOUSE, MINOR CHILDREN, OR ANY PERSON WHO LIVES WITH YOU, AS WELL AS ANY OTHER ACCOUNT WHICH YOU HAVE ANY DIRECT OR INDIRECT BENEFICIAL OWNERSHIP:

         - All employees will be restricted from trading in any security traded for ECM clients for the time frame detailed below. Specifically, once a stock is recommended for purchase or sale, it will be restricted for trade by ECM employees. It will be restricted until the buy/sell program has been completed for all ECM clients. A SEVEN-DAY black-out period between the completion of the trading program for ECM clients and the beginning of the employee program will be in effect. The same practice applies to a stock that is being reweighted in client portfolios, whether it is from a cash addition or withdrawal. If an employee has executed an order within the 7-day black-out period, in front of or behind the trade, prior to their knowledge of a client cash addition/withdrawal, the employee execution will stand as long as the client receives the better execution price. If the employee has received a better price, he will need to disgorge the difference to a charity. In short, with limited exceptions, employees may not trade in client names within seven days front and back of client activity in that name.

         - All employee trading must be approved PRIOR to execution. Trades should be written up on a pre-printed trade ticket, then signed off by Wendy Lee. If Wendy is not available, Ron Ulrich should sign the ticket. If Ron or Wendy are not available, then Laurie Vicari should sign the ticket. The ticket will then be time-stamped and returned to you. You will not be able to execute your trade until you have received a time-stamped trade ticket signifying approval. The signed and time-stamped trade ticket completed with execution price should be given back to Laurie Vicari for inclusion in employee trading files. If trades have been entered at a limit and are not executed on the day you received approval, the above procedure will need to be repeated the following day. If the procedure is not repeated and the trade has not been approved, you should cancel the standing order. WHEN SEEKING APPROVAL FOR A SELL ORDER, THE CORRESPONDING BUY DOCUMENTATION MUST BE HANDED IN AT THE SAME TIME FOR INCLUSION WITH THE ORDER MEMORANDA. When trading while on the road, you will need to fax or email the individuals above, in the order above, with the details of your trade PRIOR TO EXECUTION. If doing a sell, you will need to fax the corresponding buy info in order to receive approval. YOU MAY NOT EXECUTE THE TRADE UNTIL YOU HAVE HEARD BACK VIA EMAIL OR FAX FROM THE DESIGNATED PARTIES THAT YOUR TRADE HAS BEEN APPROVED. You should then fax or email Laurie Vicari with the execution price that day. You will be responsible for writing up a formal trade ticket upon your arrival back to the office to which the fax or email will be attached to. You will not receive approval for new trades if "on the road" trade tickets have not been completed. Please note that again, if entering a limit order, the same rules as above apply with regard to re-entering trade information if the trade is not executed the same day.

ERROR! STYLE NOT DEFINED.                04/28/00                     PAGE 2


         - ECM Compliance must receive copies of all security transaction confirmations and monthly brokerage statements for all employee and EMPLOYEE-RELATED accounts on a timely basis. These documents will then be reviewed and approved by Ron Ulrich. Mutual fund activity need not be disclosed, but ANY self-directed trading activity in any other type of investment MUST be disclosed, including bond activity for both employee and related accounts. Annual brokerage statements must be received for accounts that have not had any activity during the year and therefore would not generate interim statements. Within 10 days of employment inception, each person shall provide the Compliance Department with a list of security holdings as of the most recent month end for the accounts that they are required to report.

         - Employees and related accounts are prohibited from profiting in the purchase and sale, or sale and purchase, of the same securities, options or any other product within 60 calendar days. Any profits realized on such short-term trades will be subject to disgorgement.

         - Employees and related accounts are prohibited from participating in private placement deals and IPO's.

         - Employees are restricted from serving on the Board of Directors of any company that is publicly traded.

         - Employees are prohibited from accepting gifts having a monetary value over $25, but are allowed to accept gifts such as tickets to sporting events and theater events on an occasional basis, and may accept food gifts as long as they are shared with staff.

         Please note that in addition to filling out quarterly 17-j-1 Forms, you will also be required to sign a yearly attestion letter affirming your knowledge and compliance with the Company's Code of Ethics.

         The above regulations will be strictly enforced, and failure to follow the Code will result in disciplinary action.